Pacific Premier Bancorp, Inc.

Second Quarter Conference Call

July 21, 2022, 12:00 PM

CORPORATE PARTICIPANTS
Steve Gardner – Chairman, President and CEO
Ron Nicolas – Senior EVP and CFO

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Operator
Good morning and welcome to the Pacific premier Bancorp, Inc., Second Quarter Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0”.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*”, then “1” on your telephone keypad. To withdraw your question, please press “*”, then “2”.

Please note this event is being recorded.

I would now like to turn the call over to Steve Gardner, Chairman, CEO and President. Please go ahead.

PRESENTATION

Steve Gardner
Thank you, Anthony. Good morning, everyone. I appreciate you joining us, today.

As you're all aware, earlier this morning, we released our earnings report for the second quarter of 2022. We have also published an updated investor presentation that has additional information and disclosures on our financial performance. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation.

In terms of our call today, I'll walk through some of the notable items related to our performance. Ron Nicolas, our CFO, will also review a few of the details on our financial results, and then we'll open up the call to questions. I note that our earnings release and investor presentation include a safe harbor statement relative to the forward-looking comments, and I encourage each of you to read through the statement, carefully.

Our second quarter results reflect our balance between profitable growth and prudent risk management, which has been a fundamental tenet of our ability to consistently create value for shareholders, as we have grown our franchise.

We delivered strong results during the second quarter while, at the same time, maintaining our disciplined approach to proactively managing risk in an evolving environment.

This strategy has us well positioned to further strengthen and grow the franchise. We generated a higher level of earnings and returns, compared to the prior quarter.

Our net income was $69.8 million, or $0.73 per share, resulting in a 16% return on average tangible common equity.

During the quarter, we incorporated a more cautious outlook into our CECL model.

We ended the quarter with an ACL of 1.30% of total loans. And along with the fair value discounts on acquired loans, we have total loss absorbing capacity of 1.72%, or nearly $260 million.

Our reserve levels, liquidity and capital position all remain strong. We generated well-diversified loan production during the quarter, while maintaining pricing and underwriting discipline. Our consistent approach to business development, along with the deep relationships we have with clients and the expertise that we provide all led to strong levels of new production.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

As indicated during our last earnings call, we started to increase loan pricing late in the first quarter, which translated into a 56 basis point increase in rates on new loan commitments, during the second quarter.

Given our actions on loan pricing, it is encouraging that we still generated $1.5 billion in new loan commitments, which is a slight increase from the prior quarter. Combined with expanded commercial line utilization rates, this translated to annualized loan growth of nearly 10%.

As a result, the new banking relationships we are generating today are some of the most attractive in our history.

With the rise in market interest rates accelerating, we have seen a slowing in demand for CRE credit, as investors reassess the impact of the current environment.

We expect the decreased demand for credit will also bring slower loan prepayments and payoffs, thus benefiting our net portfolio growth in future periods.

From an interest rate risk perspective, we continue to proactively manage our balance sheet in anticipation of and in response to a rising rate environment, as reflected in the higher pricing on new loans and actions we have taken to increase our asset sensitivity and control funding costs.

The cost of our core deposits, which excludes time and brokered deposits, equaled four basis points during the second quarter. We have always viewed our deposit base as the foundation for creating sustainable shareholder value.

And over the years, we have invested in technology to ensure we are providing innovative treasury management and payment solutions that allow us to build deep, long-term relationships with our clients.

And as we have grown our franchise, we have added specialty deposit businesses to provide access to stable deposit-rich industries, which complements our relationship-driven commercial banking business model.

Since the Fed began tightening financial conditions earlier this year, the trends we have seen in our deposit base have generally been consistent with what we have experienced in the past, stability among our clients and a relatively low deposit beta.

However, given the unprecedented pace of expected future rate increases and market forces, it is likely we will see added deposit pricing pressures.

That said, we expect our deposit costs to remain relatively low. And with higher yields we are seeing on earning assets, we anticipate an expansion in our net interest margin, contributing to higher net interest income, over the second half of the year.

With that, I'm going to turn the call over to Ron to provide a few more details on our second quarter financial results.

Ronald Nicolas
Thanks, Steve, and good morning.

For comparison purposes, the majority of my remarks are on a linked-quarter basis. Let's start with the income statement highlights.

Second quarter EPS increased to $0.73 per share, a 4% increase on a linked-quarter basis, driven by a total revenue increase of $7.2 million to $195 million as net interest income increased almost 7%, compared to the prior quarter.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Non-interest expense for the second quarter came in at the lower end of our expected range at $99 million.

As a result, our pre-provision net revenue increased $5.9 million to $96 million, or 1.77% of average assets, and our efficiency ratio improved to 49%.

Taking a closer look at the income statement, net interest income increased $10.9 million to $172.8 million, driven primarily by $548 million in higher average loan balances and higher interest-earning asset yields.

On the deposit front, core deposits were essentially flat, and our cost of core deposits increased one basis point to four basis points for the quarter.

Our reported net interest margin expanded by eight basis points to 3.49%, reflecting a favorable remix towards higher-yielding loans and higher accretion income and fees, as we saw an uptick to our loan prepayments, compared with the prior quarter.

The core net interest margin of 3.33% was flat to the prior quarter and included seven basis points of higher core loan yields, offset by a seven basis point increase in our cost of funds, primarily due to the full quarter impact of the $600 million of FHLB term advances.

Looking ahead to the third quarter, we expect our core net interest margin to be in the range of 3.35% to 3.40%.

Given the actions we've taken to secure lower cost funding--fixed rate funding and the quality of our core deposit base, we are well positioned, given the expectations for higher interest rates.

Non-interest income, excluding security gains of $22.2 million, decreased $1.5 million from the prior quarter, due largely to $1.2 million of lower trust income, due to the seasonal timing of the annual tax fees recognized in the first quarter.

Going forward, we expect our noninterest income for the third quarter to be in the range of $22 million to $23 million, excluding any security sales. Non-interest expense came in at the lower end of our expected range at $99 million, up slightly, compared to the $97.6 million in the first quarter.

Salary and benefits expense increased $581,000 to $57.6 million, reflecting higher compensation and incentives. Staffing overall decreased slightly to 1,566 employees.

As noted in our release this morning, we continue to optimize our staffing levels based on our outlook and growth objectives, while continuing to make investments in technology to drive innovation.

Professional expense increased $561,000 mostly due to the timing of certain legal fees for general corporate purposes.

Our noninterest expense should approximate $100 million to $101 million in the third quarter, excluding the impact of the $1.1 million of onetime severance costs.

Our provision for credit losses of $469,000 was flat to the prior quarter's $448,000 with the increasing probability of downside risks. Due to high inflation and the ongoing supply chain challenges, we are carefully monitoring the current and forecasted macroeconomic environment.

Turning now to the balance sheet. The second quarter results reflected solid loan growth of $356 million, or 9.7% annualized, driven by $1.5 billion in new loan commitments and continued increases in line utilization, which grew to a quarterly average of 41.6%, compared to 39.5% in the prior quarter.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Period-end core deposits were essentially flat, down by $27 million from the prior quarter, but remain higher than year-end 2021 by almost $600 million and nearly $900 million higher from June of 2021.

Additionally, we transferred approximately $445 million of our remaining available for sale municipal securities to held to maturity to limit future valuation changes, due to interest rate increases.

In June, we also added $600 million in term brokered deposits to bolster our liquidity position and provide greater balance sheet flexibility. This is another source where we were able to lock in fixed rate funding at attractive rates.

Our loan-to-deposit ratio remained flat at just over 83%, and our cash balances increased $164 million to $973 million at quarter end. We continue to closely monitor and manage our liquidity and earning asset mix.

Our common tangible equity ratio ended the quarter at 8.52% as tangible book value per share decreased 1.4% to $18.86 at June 30th.

Our CET1 ratio increased to 11.91% on a consolidated level and to 13.72% on a bank level. We believe that our current capital and future earnings profile position us well to continue supporting organic growth and, opportunistically, deploying capital through a variety of avenues.

And finally, from an asset quality standpoint, asset quality remained solid as nonperforming loans decreased $11 million from the prior quarter to 0.3% of loans held for investment from 0.38% in the prior quarter. Total delinquency fell six basis points to 0.24%, and classified loans fell 12 basis points to 0.71% of loans held for investment.

Net charge-offs were $5.2 million for the quarter, the bulk of which was attributable to one credit. And our allowance for credit loss was effectively flat in terms of dollars and coverage ratio, as improvement in our asset quality profile was tempered by loan growth and macroeconomic concerns.

And with that, I'll hand it back to Steve.

Steve Gardner
Great. Thanks, Ron.

I'll wrap up with a few comments about our outlook. We're entering the second half of the year with high levels of capital enhanced liquidity, ample reserves and greater balance sheet flexibility to continue generating profitable growth.

Our asset quality remains strong. And at this point, we are seeing stable trends across our loan portfolios and have not seen a general degradation in borrower cash flows.

Given our proactive approach to credit risk management, and the underlying strength of the clients we bank, we believe we are well positioned, if economic activity slows. From a loan standpoint--loan demand standpoint, the market is evolving, as a result of higher interest rates.

Despite the challenges in supply chains, labor markets and inflation, our commercial clients continue to perform well and are generally positive about their ability to navigate the current economic landscape.

On the other hand, we have seen lower demand for CRE loans as investors reassess current valuations, as some new investments no longer make sense given the higher return hurdles.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Therefore, we are expecting a decline in CRE production, during the second half of the year. But with our diversified lending business, we have the ability to focus on areas where there are attractive opportunities.

Given the macro outlook, we are assessing all areas of the organization for incremental cost savings. And this month, we did reduce staff, by eliminating 53 positions. As a result, we expect annualized cost savings of approximately $7 million.

Along with continuing to deliver strong financial performance and create value for our shareholders, capital management will remain a top priority.

Our Board and management take a comprehensive approach to capital management, including our assessments around strategic growth, through accretive acquisitions. We've completed 11 transactions throughout a variety of economic and interest rate cycles and pride ourselves on a rigorous, disciplined approach towards all aspects of M&A.

This approach has consistently demonstrated our ability to generate long-term value for shareholders, both from the transactions that we have closed and equally as important from those transactions that did not fit our strategy that we have passed on.

Given the institutional experience and expertise we have developed, M&A will continue to be a part of our long-term growth strategy, and we expect there will be attractive opportunities in the future, as the financial services industry continues its trend of consolidation.

However, with current multiples and an uncertain outlook, transactions that achieve our high standards have become more difficult to identify.

That said, we remain confident in our ability to deliver strong results for shareholders by executing on our organic growth strategies and are excited about the opportunities that may arise, as the economic environment unfolds.

Today, Pacific Premier is better positioned and more capable than it ever has been because of the talented people we have throughout the organization and the conscientious approach they take towards serving our clients and supporting each other.

On behalf of the Board of Directors, I want to thank them for their outstanding efforts, over the first half of the year.

That concludes our prepared remarks, and we would be happy to answer any questions. Anthony, can you let the callers know how to get into the queue.

QUESTIONS AND ANSWERS

Operator
Sure. We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your telephone keypad. If you are using a speaker phone, please pick up you handset, before pressing the keys. To withdraw your question, please press “*”, then “2”.

At this time, we will pause, momentarily, to assemble our roster.

Our first question will come from David Feaster with Raymond James. You may now go ahead.

David Feaster
Good morning, everybody.

Steve Gardner
Good morning.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

David Feaster
Maybe just starting out, Steve, I'd like to just follow up on your M&A commentary and just kind of dig into that a bit. Look, we all know you're a proven acquirer. We're going to have continued M&A conversations, and you've been extremely disciplined over the past couple of years in your conversations.

We touched on this a little bit. But if I'm kind of reading between the lines, maybe the M&A math at current valuation may be just doesn't make as much sense. I mean, especially if we're looking at share repurchases as an opportunity to potentially deploy capital.

I mean, could you just dig into the M&A theme and how conversations you're having are going, whether seller expectations have rationalized at all, and just any other high-level commentary on M&A just given your core competency?

Steve Gardner
Sure. M&A as always ebbs and flows. It has for years, David. At times, we seem to be having more conversations. And typically, when you're going through periods of volatility, like we have for the past couple of quarters here, those conversations seem to slow.

And as I indicated in the prepared remarks, just given our multiples and the uncertain outlook, there just seems to be fewer targets out there. As you mentioned, we've been a disciplined acquirer in the past. We're going to continue that. And so, it just at times makes transactions a bit more difficult.

But as I also said, we take a comprehensive approach to capital management and look at a variety of areas of deploying capital. And certainly, we have the approved share buyback plan.

We haven't been active thus far, this year, but we continue to closely monitor and consider, opportunistically, deploying capital through buybacks. It's something that the Board thinks about regularly and we have discussions around. And so, we'll continue to assess the environment.

David Feaster
Okay. And I guess maybe if we did have something that came across your desk that was--that fit all your criteria, would it be a safe expectation to think that it would probably be towards the smaller end of your range and more bolt-on in nature versus something larger and transformative?

Or I mean maybe at a high level, it's just the opportunity cost of doing a deal today versus potentially picking something up, maybe more distressed in the near future just too high?

Steve Gardner
You know what, I think you--we're going to take our rigorous disciplined approach and look at it. But again, with multiples where they are, in particular, we think about our multiple and valuation, it makes it challenging for that math to work.

And so, the size, I think that we've always thought about it, and we've talked about it before that scale matters in this business, and we would certainly prefer to do larger transactions. But as those start to approach that MOE-like combination, it's very hard for us to see how the value really gets created for shareholders in the long term.

There's somewhat that illusion of the attractive financial returns from an MOE are enticing. But we know at the end of the day, M&A is very difficult. It's difficult to price, structure, to get the legal requirements, the regulatory approvals all right.

And then ultimately, those soft aspects of executing and bringing the organization together in a one mind, one bank culture becomes all that much more difficult, if you start to structure these things within, as an MOE.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

And I think that's why they have a long history of rarely delivering for shareholders. Given the fact that the Board and executive management have a lot wrapped up in the stock, we--it helps guide us as we think about the opportunities that come across our desk.

David Feaster
That makes a lot of sense. Okay. And then maybe just switching to kind of growth. Last quarter, we talked about pushing higher loan rates, which could slow down originations. Obviously, we saw a 56 basis point increase in new loan yields, and it didn't slow down your production, at all.

Maybe just, are you still having success pushing higher rates, and has it started to decelerate growth at all in the third quarter, obviously, outside of the CRE commentary? Just kind of read between the lines, it kind of feels like high single-digit pace of growth is probably still sustainable, even if originations do slow as payoffs and paydowns slow to, which were obviously higher in the quarter.

Steve Gardner
Right. Well, as you accurately point out, there are a lot of moving parts to where the net loan growth ends up here in the second half of the year. And certainly, as I mentioned, we are seeing slower demand for credit, in particular, on the CRE side.

And that's natural, as investors reassess the valuations of the properties in a higher rate environment. They're going to--those cap rates are going to move up, how they--the discount rates that they're applying to those cash flows are going to move up.

And so, we are seeing a bit of a pause. We'll see how that plays out in the coming quarters. I think our disciplined approach to business development and the utilization of technology around it have always given us an advantage, and we expect that to continue here, as we move through the remaining part of the year.

David Feaster
Just kind of following up. You talk about the clients' demand for credit. What about the Pacific Premier demand kind of given your economic outlook and the more cautious tone that we've taken? Has your demand or appetite for credit changed at all, or any segments maybe that you're tightening standards on or potentially avoiding?

Steve Gardner
I don't know that--around the edges, we are always looking at our approach to credit risk. And there isn't any singular area that I would say that we're tightening per se, more than others. We look at the macro environment, and we think that there is a high level of uncertainty, going forward.

And that informs our teams and the way that they look at credit, broadly, in the organization.
The good thing is we have strong reserves, strong capital levels and in the client base that we have, they are high quality.

And as I mentioned, they're not seeing a degradation in the cash flows in their business, and they're relatively optimistic. So, we've got the resources to provide the funding that they need to grow their business, and we're going to continue to do that.

David Feaster
That’s great color. Thank you.

Operator
Our next question will come from Matthew Clark with Piper Sandler. You may now go ahead.

Matthew Clark
Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Hey, good morning. Thanks for taking the questions. First, on the restructuring. I just wanted to get a better sense for the reasoning behind it. Most banks have an above-average amount of vacancies that they're looking to fill. You guys are able to obviously, trim.

Was that a function of just recent acquisitions and kind of looking around and feeling a little bloated, or was it kind of anticipating a slowdown in activity in certain business lines?

Steve Gardner
I don't know--I don't think we would characterize it, Matt, as being bloated. We think about it as just maybe trimming around the edges, and it is in connection with our outlook on activity levels. And so we also, too, have always managed expenses, prudently. And all of those factors played a role here in us trimming back a little bit, roughly 3% of the workforce.

Matthew Clark
Okay. And then can you update us on that NPA relationship from last quarter. Were the charge-offs related to that relationship? Or--and if not, or even if it was, can you just give us a status update on that one relationship?

Steve Gardner
Yeah, that--the charge-offs is predominantly related to that credit. And we should be worked through that, I would suspect here by the end of this quarter, I think we should--that should be fully resolved. Ron, is there any other color that you'd like to provide?

Ron Nicolas
You've got it exactly correct, Steve. It was related to that one non-performing loan, last quarter, and it will be resolved by the end of this quarter.

Matthew Clark
Okay. And then maybe just circling back on the expense saves from the restructuring. Maybe for you, Ron. On the run rate in the fourth quarter, it looks as though that run rate might be able to kind of hold steady kind of in that $100 million range, but not sure if there are some investments you're looking to make that might mitigate that falling to the bottom line?

Ron Nicolas
Yeah, so, I think that's right. I mean--well, first of all, we're always making investments. And maybe a little bit to Steve's earlier comment, while we may see the second half production be a little bit lower than maybe the first half here.

At the same time, we still have vacancies in certain areas, strategic areas where we're continuing to add to the team in those particular areas. So, I think all else being equal, I think that's a fair assumption, Matt. But of course, as we know, when we get to that point, all else won't be equal.

Matthew Clark
Okay. Great. And then last one for me. Steve, I think typically, in a downturn, you tend to get a little more opportunistic from an organic perspective, as competitors pull back. Are you starting to see those opportunities?

Or is there just so much uncertainty that even you yourself as being a little more cautious than you might have been?

Steve Gardner
Yeah, I don't think that we're being any more cautious than otherwise. I think that one thing that is different this time around is how rapidly the environment has changed. And at the same time, there's this confluence of views where in talking to our clients, they're relatively optimistic.

Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

The cash flows at their businesses remain strong but, of course, they're dealing with the various challenges of the supply chains, inflation. And they're, of course, hearing all the discussions around the expected slowdown in economic activity.

And I think there's just an uncertainty of how that translates because the clients that we have, their balance sheets are strong. From everything that we read from the economic data and information, consumer balance sheets are relatively strong.

But at the same time, the Fed is raising rates on a percentage and magnitude faster than we've seen in decades, coupled with the fact that they are engaged in quantitative tightening, $47.5 billion a month reduction in their balance sheet, moving to $95 billion in September.

That just creates a lot of uncertainty, I think, and how quickly financial conditions have tightened.

So we'll see how it all plays out. But I think we're very well positioned and believe that there are going to be a number of different opportunities that materialize in the coming two, three, four quarters. And we're looking forward to seeing how they all play out.

Matthew Clark
Great. Thanks.

Operator
Our next question will come from Gary Tenner with D.A. Davidson. You may now go ahead.

Gary Tenner
Thanks. Good morning.

Steve Gardner
Good morning.

Garry Tenner
Good morning. I want to ask a follow-up to the idea of being opportunistic in a slowdown. I guess the question I have for you, first off, is are you actually seeing competitors kind of becoming a little more conservative?

Are you--because everything we're hearing seems to be pretty consistent across the board that people are expecting a little bit of a slowdown in lending or loan growth, but I don't hear banks particularly putting their head in the sand on growth. Are you seeing anything different than that?

Steve Gardner
No. We're not, Gary. We'd agree. We haven't heard a lot of commentary or seeing our competitors change their behavior. So no, we haven't seen it yet.

Gary Tenner
Okay. I appreciate that. And then second question, just in terms of the kind of balance sheet management optimization. Obviously, the last couple of quarters, you've added, as you pointed out, some different sources of funding. You still have a pretty sizable securities portfolio. I think it's about 20% or so of your total assets.

So, as you think about levers you have to fund the loan growth you'll see in the back half of this year, can you talk about the mix that you'd like to target on that front? Obviously, the securities growth over time given the liquidity that's been out there, maybe it's pushed that number a bit higher than it historically has been.

Steve Gardner
Yeah-no, I think that's right. Look, we also have quite a bit of cash on the balance sheet, nearly $1 billion. Again, I think, as Ron alluded to, we think it's appropriate to carry a bit more liquidity at this point.
Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

It gives us greater flexibility, as we think about our core deposit base and pricing and seeing the movements, whatever we may see there. Certainly, we'd like that to come down over time. And it has a little bit. I don't think that it's going to come down much more rapidly than what we've seen here in the first part of the year.

But we do have ample amounts of cash to be deploying into loans. It just depends upon what kind of growth rates that we ultimately see transpire, over the next couple of quarters. As I mentioned earlier, there's a number of variables that come into play there, whether it's line utilization rates, payoffs, paydowns and production levels.

Gary Tenner
Thanks. And last question for me. As you look at the C&I commitments and people coming to you for credit, are you seeing anything that's out of the--something beyond regular course of business planning, anything that would suggest to you that folks are wanting to kind of be defensive against potential slowdown?

Steve Gardner
We are not.

Gary Tenner
Great, thank you.

Steve Gardner
You’re welcome.

Steve Gardner
Anthony, do we have any other callers in the queue?

Operator
Yes. Our next question will come from Chris McGratty from KBW. You may now go ahead.

Andrew Leischner
Hey, how’s it going? This is Andrew Leischner on for Chris McGratty. I was just wondering if you can provide your thoughts for deposit balances for the rest of the year. I know you said like core deposits were essentially flat for the quarter. And I was wondering if you still feel there's some deposits working there that could roll off, going forward?

Steve Gardner
Yes, I don't--we don't--at this point, we're not seeing anything that would speak to that. I think we're going to be very cautious around deposit pricing and how we manage that. We've never believed that you create franchise value by paying up for deposits.

And so that's going to help guide us. Most of the clients we have, we do have deep long-term relationships with them. And so, they don't bank with us because of the pricing that we pay on deposits.

So at this point, we haven't seen any substantive movement there. But we'll see. I think there are a lot of dynamics at play. As I mentioned in my prepared remarks, as it relates to the Fed raising rates as liquidity drains from the system just how this all plays out. And of course, the impact of what our competitors are doing, as well.

Andrew Leischner
Okay. Thank you. And I guess, on that topic of deposit costs, like, obviously, you were able to hold the line. Would you be able to provide the spot rate on deposit costs at the end of the quarter? And any updated deposit beta assumptions you're using, moving forward?

Steve Gardner
Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Ron, do you want to address that?

Ron Nicolas
Yeah, the core deposit spot rate was six basis points, Steve, at quarter end.

Steven Gardner
And we're not using any different assumptions in our deposit beta models, although we run those models under a variety of assumptions, Andrew.

Andrew Leischner
Okay, thank you. Thanks for the questions.

Operator
Our next question will come from Andrew Terrell with Stephens. You may now go ahead.

Andrew Terrell
Morning Steve, morning, Ron.

Steve Gardner
Hi, Andrew.

Andrew Terrell
Steve, maybe just to start on trust and escrow business. Can you just maybe remind us how a higher rate environment or maybe a slower pace of real estate transactions might impact kind of the earnings outlook in that business line, if at all?

Steve Gardner
Yeah, I think for that--well, we'll segregate them. From the escrow 1031 exchange business, fewer transactions, fewer purchase transactions, fewer refinance transactions, would negatively impact that business. But at the same time, we are being proactive in looking to grow that business and the relationships that we have there.

So, we'd expect that to offset that decline in activity, general market activity. We really don't see any impact on the trust business, going forward. Again, we think there are plenty of opportunities to grow it, over time. And we've invested a lot in that business and that team, and we're going to continue to do that.

Andrew Terrell
Okay. Awesome. That was very helpful. I appreciate it. Ron, just really quick, if I could kind of move to some modeling questions. Just on the deposit non-interest expense line item, can you remind us how much in deposit balances you have where the expense gets classified in that section of the P&L? And then what are kind of deposit beta expectations for that line, specifically?

Ron Nicolas
You're talking about in the operating expense?

Andrew Terrell
Yeah, in the non-interest expense.

Ron Nicolas
Yeah, I don't have exactly that number handy, Andrew, but we can follow up with that. It's the minority--obviously, it's the minority of our deposit base with respect to that. That will, typically, have a little bit slower deposit beta maybe than the broader deposit composition that we have. But just generally, those are my thoughts on, if you will, that segment of the deposit base.

Andrew Terrell
Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM

Okay. Great. Thanks. And then if I could also just clarify the core NIM guidance for 3Q that you provided earlier. Does that assume any incremental rate hikes from what are already in place today?

Ron Nicolas
That assumes the 75 basis points in July, the higher probability there and the 50 basis points in September at this time, Andrew.

Andrew Terrell
Okay, great. Thank you, guys, for taking my questions.

Steve Gardner
You’re welcome.

CONCLUSION

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

Steve Gardner
Thank you, Anthony, and thank you all for joining us, today. We look forward to chatting with you in the future.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
Pacific Premier Bancorp, Inc.
July 21, 2022, 12:00 PM